Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Chris Holloway
March 5, 2009		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS FEBRUARY SALES
     SEATTLE, Wash. (March 5, 2009) – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $471 million for the four-week period ended February 28, 2009, a decrease of 10.9 percent compared with sales of $529 million for the four-week period ended March 1, 2008. Same-store sales for February decreased 15.4 percent compared with the same period in fiscal 2008.
Sales Recording
     To hear Nordstrom’s pre-recorded February sales message, please dial 402-220-6036. This recording will be available for one week.
February Sales Results
(unaudited; $ in millions)

	Total Sales			Same-store Sales

	Fiscal	Fiscal	Percent		Full-line	Rack
	2009	2008	Decrease	Total	Stores	Stores
February	$471	$529	(10.9%)	(15.4%)	(19.7%)	(0.6%)

Number of stores	2/28/09	3/01/08
Full-line	109	102
Rack and other	60	55

Total	169	157

Gross square footage	21,876,000	20,679,000
Expansion Update
     On March 6, 2009, Nordstrom plans to relocate and open a new full-line store at Fashion Place in Murray, Utah. On March 27, 2009, Nordstrom plans to open a new full-line store at the Cherry Hill Mall in Cherry Hill, New Jersey.
     The company also plans to open two new Nordstrom Rack stores in the upcoming fiscal month at Bergen Town Center in Paramus, New Jersey and Park Lane in Dallas, Texas.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

March Sales Release	Thurs., April 9, 2009
April Sales Release	Thurs., May 7, 2009
First Quarter Earnings Release	Thurs., May 14, 2009
May Sales Release	Thurs., June 4, 2009
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 169 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 109 full-line stores, 56 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s expected monthly financial results, planned store relocations and openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the competitive pricing environment within the retail sector, effective inventory management, the effectiveness of planned advertising, marketing, and promotional campaigns, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s multi-channel strategy, the company’s ability to safeguard its brand and reputation, efficient and proper allocation of the company’s capital resources, successful execution of the company’s technology strategy, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, changes in interest rates, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s ability to control costs, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008, its Form 10-Q for the fiscal quarter ended November 1, 2008 and its Form 10-K for the fiscal year ended January 31, 2009 to be filed with the SEC on or about March 20, 2009. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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